AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT, dated as of December 28, 2006 (this “Amendment”), amends the Employment Agreement dated as of May 14, 2004 by and among Lazy Days R.V. Center, Inc., a Florida corporation (the “Company”), RV Acquisition Inc., a Delaware corporation, John Horton (the “Executive”), and Bruckmann, Rosser, Sherrill & Co. II, L.P., a Delaware limited partnership (the “Employment Agreement”).

WHEREAS, the parties to the Employment Agreement desire to amend and supplement certain terms of the Employment Agreement as described herein; and

WHEREAS, all capitalized terms not defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

IT IS HEREBY AGREED AS FOLLOWS:

1.	Section 1(b)(i) of the Employment Agreement shall be replaced in its entirety by the following paragraph:

(i) Effective as of August 5, 2005, the Executive agrees to serve as the Chief Executive Officer of the Company, subject to the supervision and direction of the Board.

2.	Section 2(b)(i) of the Employment Agreement shall be replaced in its entirety by the following paragraph:

(i) During the Employment Period, Executive’s base salary shall be (x) effective as of May 14, 2004 and until December 31, 2005, $500,000 per annum, as adjusted on each anniversary date of May 14, 2004 (such anniversary date, the “Annual Adjustment Date”) to the amount that equals $500,000 increased by a percentage, the numerator of which is the Consumer Price Index for Urban Wage Earners and Clerical Workers, as published by the Bureau of Labor Statistics of the United States Department of Labor (the “CPI”), as of the applicable Annual Adjustment Date, and the denominator of which is the CPI as of May 14, 2004, and (y) effective as of January 1, 2006, $600,000 per annum, as adjusted on each Annual Adjustment Date subsequent to January 1, 2006 to the amount that equals $600,000 increased by a percentage, the numerator of which is the CPI as of the applicable Annual Adjustment Date and the denominator of which is the CPI as of May 14, 2005, provided, however, that in each case of (x) and (y), the base salary shall not be decreased pursuant to the terms of this Section 1(c)(i) (the “Base Salary”), which Base Salary shall be payable in regular installments in accordance with the Company’s general payroll practices.

3.	Sections 9(b), 9(d), 9(e), 9(f), 9(g) and 9(i) of the Employment Agreement are restated herein in full, with the exception that references to “this Agreement” shall be references to “this Amendment”.

4.
Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Employment Agreement, all of which shall remain in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.
            LAZY DAYS R.V. CENTER, INC.

    By: /s/Linda Stephens
    Name: Linda Stephens
    Title: Director of Corporate Reporting
        and Investor Relations

    By: /s/John Horton
    Name: John Horton
    Title: President/CEO

Agreed	and Accepted
as of the date first above written:

RV ACQUISITION INC.

By:  /s/Linda Stephens
      Name: Linda Stephens
        Title: Secretary

BRUCKMANN, ROSSER, SHERRILL & CO. II, L.P.

By:  BRSE, L.L.C.
Its: General Partner

By:  /s/Tom Baldwin
      Name: Tom Baldwin
        Title: Managing Director